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              AGREEMENT FOR OPTION TO PURCHASE

                             AND

                      PURCHASE AND SALE

                             OF

                        REAL PROPERTY

                             AND

                     ESCROW INSTRUCTIONS





     THIS AGREEMENT FOR OPTION TO PURCHASE AND PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS ("Agreement") is made and entered into this _______ day of March, 1996, by and between Arvida/JMB Partners, L.P.-II, a Delaware limited partnership ("Arvida"), and Seagate at San Clemente, LLC, a California limited liability company ("Seagate").
                       R E C I T A L S
     WHEREAS, Arvida is the owner in fee of those certain parcels of real property ("Property") located in southeast Orange County, California, which are situated partially within the incorporated limits of the City of San Clemente and partially within the unincorporated territory of the County of Orange, all of which are particularly described in Exhibit "A," which is attached hereto and by this reference made a part hereof; and
     WHEREAS, Seagate desires to acquire the exclusive right to purchase the Property, without becoming obligated to purchase, at an agreed upon price and under specified terms and conditions; and
     WHEREAS, in the event Seagate elects to purchase the Property, Seagate intends to develop thereon a mixed use residential/commercial/industrial/recreational community;
and
     WHEREAS, Phillips Development Company, a principal of Seagate, is a partner of Arvida's predecessor in interest in the Property and is familiar with the infrastructure requirements necessary for and entitlements governing development of the Property.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
                          ARTICLE 1
                       Terms of Option
     Section 1.01. Grant of Option. Arvida hereby grants to Seagate the exclusive right to purchase the Property at a price and under the terms and conditions set forth in this Agreement. For purposes of this Agreement, the term "Property" shall include the fee simple interest in and to the real property described in Exhibit "A" hereto, subject to current taxes and assessments and all covenants, conditions, restrictions, rights-of-way, easements, reservations and other matters of record, to the extent the same are valid, existing and affect the Property; together with all improvements under the ownership of Arvida constructed thereon, any and all plans, development entitlements, and related architectural and engineering documents in Arvida's possession on the date the escrow established pursuant to Section 3.01 of this Agreement closes, all agreements related to development of the Property that are in effect on the date escrow closes (to the extent Arvida may assign its interests in such agreements to Seagate), and any and all entitlements Arvida may own, if any, to water and sewer capacity to serve the Property that Arvida has the right and power to convey. However, except as otherwise provided in Section 4.01 of this Agreement, Arvida makes no representation or warranty as to the condition of title to the Property, to the validity or status of any entitlements to develop the Property, to the accuracy or efficacy of any architectural or engineering documents related to development of the Property or to the availability, validity and sufficiency of any water and sewer capacity to satisfy requirements to develop the Property. It is the intention of the parties hereto that following conveyance of the Property to Seagate in accordance with the terms of the Agreement, Arvida shall have no interest in the Property, with the exception of a note secured by a deed of trust for the Cancellation Fee (as that term is defined in Section 2.11 of this Agreement); provided, however, that Seagate shall not receive any right, title or interest in or to, or right to use the names "Arvida," "JMB," "Arvida/JMB," or any derivatives thereof.
     Section 1.02. Option Period and Automatic Termination. The option granted hereunder shall commence on the date first above written and shall remain in effect until 5:00 p.m., March 7, 1996 ("Option Period"). In the event Seagate fails to exercise the option granted hereunder in accordance with its terms and within the Option Period, the option and all rights of Seagate under the Agreement shall immediately and automatically terminate without notice. Thereafter, at the request of Arvida, Seagate shall execute and promptly deliver to Arvida a quitclaim deed in the form of Exhibit "B," which is attached hereto and by this reference made a part hereof.
     Section 1.03. Option Consideration. The option granted hereunder is made in consideration of payment of the sum of twenty-five thousand dollars ($25,000.00) by Seagate to Arvida, receipt of which is hereby acknowledged.
     Section 1.04. Application of Option Consideration to Purchase Price. In the event the option granted hereunder is exercised in accordance with its terms, the option consideration set forth in Section 1.03 of this Agreement shall be applied to the Purchase Price (as that term is defined in Section 2.03 of this Agreement).
     Section 1.05. Retention of Option Consideration. In the event the option granted hereunder is not exercised, the option consideration set forth in Section 1.03 of this Agreement shall be retained by Arvida in consideration of granting the option.
     Section 1.06. Exercise of Option. If Seagate is not in breach of this Agreement, the option granted hereunder may be exercised by execution and delivery to Arvida prior to expiration of the Option Period of a Notice of Exercise of Option in the form of Exhibit "C," which is attached hereto and by this reference made a part hereof.
                          ARTICLE 2
                 Terms and Purchase and Sale
     Section 2.01. Purchase and Sale of Property. In the event of an election by Seagate to exercise the option granted in Section 1.01 of this Agreement, Seagate shall purchase from Arvida and Arvida shall sell to Seagate the Property, together with the items of personal property listed in Exhibit "D," which is attached hereto and by this reference incorporated herein, as hereinafter provided.
     Section 2.02.  Contingent Sale.
     (a) Seagate hereby acknowledges that the Property is encumbered by a debt in favor of the Santa Margarita Water District ("District") and/or Improvement District nos. 7 and 7A of the District in the amount of approximately sixty-two million dollars ($62,000,000.00) ("Debt"). The Debt was incurred as a result of a bond issue by the District, the proceeds of which were used to finance certain water and sewer infrastructure benefiting the Property. The annual debt service required to repay the bonds is approximately six million dollars ($6,000,000.00) per year, and is the obligation of the owner of the Property. Seagate further acknowledges that the District levies standby charges, ad valorem taxes and assessments on the Property to pay the debt service on the bonds and to finance other facilities and operations of the District that benefit the Property. Sale of the Property by Arvida to Seagate is contingent upon
(1) a full and unconditional release of Arvida by the District from all liabilities or obligations connected with the Debt and standby charges, ad valorem taxes and assessments for payment of debt service on the Debt and other facilities and operations of the District, including , but not limited to, liabilities or obligations arising out of that certain Agreement for Payment of Diemer Intertie Sublease Payments, Principal and Interest on Bonds of Improvement District No. 7 and Annual Budget Deficits, by and between Arvida and the District, dated as of January 15, 1990, and that certain Letter of Credit Agreement by and between Arvida and the District, dated July 27, 1990, given at or before conveyance of the Property to Seagate; (2) agreement by the District to apply the proceeds of an eleven million four hundred thousand dollar ($11,400,000.00) letter of credit posted by Arvida with the District to the outstanding bond debt service assessments owed by Arvida to the District; (3) waiver by the District of all interest and penalties, if any, applied by the District to the outstanding standby charges, ad valorem taxes and assessments for bond debt service and other facilities and operations of the District allegedly owed by Arvida to the District; and (4) agreement by the District that the assessments for bond debt service and other facilities and operations of the District for the District's 1995/96 fiscal year shall be prorated as between Arvida and Seagate as of the close of escrow established in accordance with Section
3.01 of this Agreement on the basis of a 365 day year.
     (b) Seagate hereby acknowledges the deed of trust in favor of Bank of America NT & SA ("Bank of America") that encumbers the Property. Sale of the Property by Arvida to Seagate is contingent upon approval of the sale in accordance with the terms and conditions of this Agreement by Bank of America, a full and unconditional release of Arvida from any and all liability, including, but not limited to, any deficiency resulting from the difference between the amount of the encumbrance represented by the deed of trust and the Purchase Price (as that term is defined in Section 2.03 of this Agreement), and a full reconveyance by Bank of America of said deed of trust as it relates to the Property.
     (c) Arvida has posted security with the City of San Clemente, County of Orange, and other government entities in compliance with California law, local ordinances and development approval conditions. Sale of the Property by Arvida to Seagate is contingent upon exoneration and/or release of Arvida from any and all liability for the subdivision improvement bonds, letters of credit and other security instruments listed on Exhibit "E," which is attached hereto and by this reference incorporated herein.
     (d) Sale of the Property by Arvida to Seagate is contingent upon assumption of Arvida's obligations by Seagate and/or release of Arvida for any and all liability under the contracts and agreements listed on Exhibit "F," which is attached hereto and by this reference incorporated herein.
     (e) Sale of the Property by Arvida to Seagate is contingent upon a notification filing, if required, made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration or termination of any applicable waiting period thereunder.
     Arvida hereby agrees to use commercially reasonable efforts to satisfy and/or resolve those contingencies set forth in subsections (a)-(c) of this Section 2.02. As used in this Section 2.02, "Arvida" shall mean Arvida/JMB Partners, L.P.-II, any present or future Constituent Partner (as that term is defined in Section 5.02 of this Agreement) in or agent of Arvida, and shareholders, officers, directors, members, managers, employees, trustees, beneficiaries or agents of any corporation or other entity that is or becomes a Constituent Partner in Arvida.
     Section 2.03. Purchase Price. The purchase price to be paid by Seagate for the Property shall be twenty-five million dollars ($25,000,000.00) ("Purchase Price"), as hereinafter provided.
     Section 2.04. Terms of Payment of Purchase Price. The Purchase Price shall be paid by Seagate to Arvida, as follows:
     (a)  The sum of two hundred thousand dollars
($200,000.00) shall be tendered by Seagate at such time as the Notice of Exercise of Option required by Section 1.06 of this Agreement is delivered to Arvida as a deposit to be applied to the Purchase Price ("Deposit"), which Deposit shall be payable to Escrow Holder (as defined in Section
3.01 of this Agreement) for deposit in the escrow established pursuant to Section 3.01 of this Agreement. At the direction of Seagate, Escrow Holder shall place the Deposit in an interest bearing federally insured account with a financial institution of Seagate's choice.
     (b) The balance of the Purchase Price shall be paid to Escrow Holder for deposit in escrow at least five (5) business days prior to the Closing Date (as defined in Section 3.04 of this Agreement) in accordance with Section
3.06 of this Agreement, unless payment is made by wire transfer, in which case the balance of the Purchase Price may be deposited with Escrow Holder on the Closing Date.
     Section 2.05. Examination of Title to Property. From and after the date of this Agreement until March 12, 1996 ("Title Examination Period"), Seagate shall examine the preliminary report of the Property ("Preliminary Report") prepared by First American Title Insurance Company, dated February 1, 1996, a copy of which is attached hereto as Exhibit "G," and by this reference incorporated herein, and raise reasonable objections, if any, to any of the provisions thereof ("Title Objections"). In the event Seagate raises reasonable objections to any provisions of the Preliminary Report during the Title Examination Period (but not otherwise), Arvida shall employ commercially reasonable efforts to resolve Seagate's objections prior to expiration of the Due Diligence Period (as defined in Section 2.06 of this Agreement). If called upon by Arvida, and to the extent it is reasonably able to do so, Seagate shall cooperate in the resolution of Title Objections, except that Seagate shall have no obligation hereunder to contribute financially to the resolution of Title Objections. Resolution of Seagate's objections, if any, may include purchase of title indemnities or use of other commercially reasonable devices, subject to the reasonable approval of Seagate, and/or payment of liens or encumbrances out of a portion of the Purchase Price. The encumbrance on the Property imposed by the District on account of bonds issued and sold by the District and its Improvement District nos. 7 and 7A and current standby charges, ad valorem taxes and assessments levied therefor and for other facilities and operations of the District discussed in Section 2.02 of this Agreement shall in no way constitute a Title Objection for purposes of this Agreement.
     Section 2.06. Due Diligence Period. From and after delivery of the Notice of Exercise of Option required by
Section 1.06 of this Agreement until 5:00 p.m., March 21, 1996, Seagate shall undertake, perform and complete its due diligence effort with regard to the transaction contemplated by this Agreement ("Due Diligence Period"). In the event Seagate reasonably determines during the Due Diligence Period that an impediment (other than a Title Objection) to acquisition of the Property ("Defect") exists, Seagate shall notify Arvida in writing as soon as possible following such determination, but in any event prior to expiration of the Due Diligence Period. Arvida may elect to remedy a Defect(s), if such Defect(s) may be remedied by Arvida, by giving Seagate written notice of such election within five
(5) business days of receipt of timely written notice from Seagate of the existence of a Defect(s). In such event, Arvida shall employ commercially reasonable efforts to remedy such Defect(s). Arvida's notice of election to remedy a Defect(s) reasonably determined by Seagate to exist shall specify the number of days (if any), up to a maximum of ninety (90) days, that the Due Diligence Period shall be extended and the Closing Date postponed to permit Arvida sufficient time to remedy the Defect(s). The encumbrance on the Property imposed by the District on account of bonds issued and sold by the District and its Improvement District nos. 7 and 7A and standby charges, ad valorem taxes and assessments levied therefor and for facilities or operations of the District discussed in Section 2.02 of this Agreement shall in no way constitute a Defect for purposes of this Agreement.
     Section 2.07. Remedy for Failure to Resolve Title Objections and Defects. In the event Seagate timely asserts the existence of Title Objections, and/or Seagate timely asserts the existence of a Defect(s), and Arvida fails to provide timely written notice of an election to remedy such Defect(s), or if timely written notice is given and Arvida fails to remedy such Defect(s), or fails to remedy Title Objections on or before the Closing Date, plus any extension of the Closing Date pursuant to Section 3.04 of this Agreement, then Seagate shall elect to:
     (a)  Terminate this Agreement; or
     (b) Proceed to perform its obligations under this Agreement.

The election shall be made in writing. The failure of Seagate to make a written election shall be deemed an election of option (a) above. In the event the election in option (a) is made, Arvida and Seagate shall jointly instruct Escrow Holder to immediately refund to Seagate the Deposit, accrued interest thereon, if any, and instruments deposited by Seagate in the escrow established by Section
3.01 of this Agreement. As a condition precedent to release of said Deposit and instruments, Seagate shall execute and deliver to Arvida a quitclaim deed in the form of Exhibit "B" hereto. In the further event the election in option (a) is made, so long as Arvida has employed commercially reasonable efforts to remedy any Title Objections and Defect(s) reasonably raised by Seagate, Arvida shall have no liability for termination of this Agreement.
     Section 2.08. Nonrefundable Deposit. The Deposit shall become nonrefundable and shall be released to Arvida without further instructions to Escrow Holder on the later to occur of expiration of the Due Diligence Period or resolution of Title Objections and Defect(s) reasonably raised by Seagate.
     Section 2.09. Brokerage Commission. Arvida hereby acknowledges the employment by Seagate of Orange Coast Realty and Investments as a real estate broker in conjunction with this transaction. A brokerage commission of one million dollars ($1,000,000.00) ("Brokerage Commission") shall be paid to Orange Coast Realty and Investments by Escrow Holder from proceeds due Arvida in accordance with Section 3.07(c) and (d) of this Agreement. No other Brokerage Commission or consultant's or finder's fee shall be payable out of the proceeds payable to Arvida to any person or entity claiming to have dealt with Seagate, and Seagate shall indemnify, defend and hold Arvida free and harmless from any such claims.
     Section 2.10. Appeal of Real Property Tax Assessments. Arvida has appealed the assessments of the Orange County Tax Assessor on the various parcels comprising the Property for the current and prior tax years. In the event Arvida prevails in such appeal, Arvida shall be entitled to the full and complete refund of real property taxes resulting from the appeal. In the further event any such refund is paid subsequent to the close of escrow, Seagate shall pay Arvida all such sums within five (5) days of receipt thereof. This Section 2.10 shall survive the closing and delivery of documents specified in Section 3.07 of this Agreement and any termination of this Agreement.
     Section 2.11. Cancellation Fee. In connection with finalizing the transaction contemplated by this Agreement with the Bank of America, Seagate shall pay a cancellation fee to Arvida in the amount of nine million five hundred thousand dollars ($9,500,000.00) ("Cancellation Fee") pursuant to the terms and provisions of a promissory note secured by a deed of trust encumbering the Property in favor of Arvida. Said note shall not bear interest. Arvida hereby agrees to subordinate the aforementioned deed of trust to encumbrances on the Property required to secure financing for Seagate's acquisition of the Property, and for financing of development and/or construction of improvements on, or of benefit to, the Property. Said deed of trust shall provide that partial reconveyances required to remove the encumbrance of the deed of trust from portions of the Property sold to third parties in the course of development of the Property shall be given by Arvida or its successors in and to the note and deed of trust without charge to Seagate. The recourse of Arvida and each of its successors and assigns under or in connection with this Agreement in enforcement of the provisions, terms and conditions of said note and deed of trust shall be limited to Seagate's interest in the Property only.



                          ARTICLE 3
                Escrow and Closing Procedures
     Section 3.01. Escrow. This Agreement shall also constitute escrow instructions of the parties hereto to First American Title Insurance Company, 114 East Fifth Street, Santa Ana, California 92701 ("Escrow Holder"). Upon receipt of an original counterpart of this Agreement executed by both parties hereto, together with a copy of a Notice of Exercise of Option, Escrow Holder shall immediately establish an escrow for the purpose of consummating the transaction contemplated by this Agreement. Supplementary escrow instructions may be prepared by Escrow Holder and, if so prepared and agreed to by Arvida and Seagate, shall be executed by both parties hereto.
     Section 3.02. Title. On the Closing Date, title to the Property is to be free of liens and encumbrances other than (a) those included in the Preliminary Report approved by Seagate in accordance with Section 2.05 of this Agreement; (b) those that arise subsequent to publication of the Preliminary Report which are reviewed and approved by Seagate, which approval shall not be unreasonably withheld; or (c) those that are or will be resolved with title indemnities or other commercially reasonable devices reasonably approved by Seagate. Arvida shall furnish Seagate at Arvida's expense an owner's standard CLTA policy of title insurance ("Title Policy") issued by the Title Company. Alternatively, at Seagate's request, Arvida shall furnish Seagate an owner's standard ALTA policy of title insurance; however Seagate shall pay any additional cost in excess of the premium that would have been charged for the Title Policy for issuance of an owner's standard ALTA title insurance policy, all costs of any endorsements or other extended coverage in excess of the coverage in the Title Policy to be provided by Arvida, and the cost of preparing a survey of the Property, if required.
     Section 3.03. Escrow Costs and Charges. The usual and customary costs and charges of Escrow Holder incurred in establishing, maintaining and closing the escrow established pursuant to Section 3.01 of this Agreement ("Escrow Costs") shall be borne in equal amounts by the parties hereto. The cost of the Title Policy shall be paid to the Title Company by Escrow Holder and, together with Arvida's share of the Escrow Costs, which shall include payment of the documentary transfer tax assessed by the County of Orange, debited from funds deposited in escrow by Seagate that are due Arvida on the Closing Date. Seagate may direct Escrow Holder to cause payment of the documentary transfer tax to be evidenced by an affidavit rather than placement of documentary transfer tax stamps on the face of the grant deed conveying the Property from Arvida to Seagate.
     Section 3.04. Closing: Time and Place. The consummation of the transaction contemplated by this Agreement shall take place on or before May 3, 1996 ("Closing Date"), at the offices of Escrow Holder, unless the Closing Date has been postponed in accordance with
Section 2.06 of this Agreement or by mutual agreement of the parties hereto. In the event the transaction contemplated by this Agreement fails to close by the Closing Date, plus any extension thereof authorized by this Agreement, and provided Arvida is not in default in the performance of its obligations under this Agreement, Arvida may, in its sole and absolute discretion, terminate this Agreement, and Seagate shall have no further rights hereunder.
     Section 3.05.  Deposits by Arvida.  Not later than one
(1) day prior to the Closing Date, Arvida shall execute and acknowledge, as necessary, and deliver to Escrow Holder the following documents for the purpose of consummating the transaction contemplated by this Agreement:
     (a) A grant deed conveying the Property from Arvida to Seagate in the form of Exhibit "H," which is attached hereto and by this reference incorporated herein; and
     (b) A bill of sale in the form of Exhibit "I," which is attached hereto and by this reference incorporated herein, evidencing sale of the personal property listed in Exhibit "D" hereto; and
     (c) An assignment and assumption agreement in the form of Exhibit "J," which is attached hereto and by this reference incorporated herein, memorializing assignment of all of Arvida's right, title and interest in and to those contracts and agreements listed on Exhibit "F" hereto, and assumption of Arvida's obligations thereunder by Seagate; and
     (d) Such further documents and instruments as may be reasonably necessary to carry out and effectuate the purposes of this Agreement.
     Section 3.06. Deposits by Seagate. Seagate shall deposit the sum of two hundred thousand dollars ($200,000.00) with Escrow Holder in accordance with Section 2.04(a) of this Agreement. On or prior to the Closing Date, Seagate shall deposit the balance of the Purchase Price in accordance with Section 2.04(b) of this Agreement. No later than one (1) day prior to the Closing Date, Seagate shall deliver to Escrow Holder the following for the purpose of consummating the transaction contemplated by this Agreement:
     (a) Seagate's share of the Escrow Costs in readily available funds; and
     (b) Such documents and instruments as may be reasonably necessary to carry out and effectuate the purposes of this Agreement.
     Section 3.07. Closing Procedures. Provided the contingencies set forth in Section 2.02 of this Agreement have been satisfied, and all other obligations of Arvida and Seagate under this Agreement have been met, Escrow Holder shall proceed to close the escrow established pursuant to
Section 2.01 of this Agreement by taking the following actions in the order set forth:
     (a)  Date all undated documents as of the Closing Date;
     (b) Complete all blanks in all documents deposited with Escrow Holder which are intended to be completed by Escrow Holder on the Closing Date;
     (c) Deliver to Arvida by wire transfer or other similarly expeditious means the Purchase Price less Arvida's share of the Escrow Costs, the cost of the Title Policy, Seagate's option consideration paid to Arvida in accordance with Section 1.03 of this Agreement, Seagate's deposit pursuant to Section 2.04(a) of this Agreement, if such deposit was previously paid by Escrow Holder to Arvida, and the Brokerage Commission;
     (d) Deliver to Orange Coast Realty and Investments a check in the amount of the Brokerage Commission;
     (e) Cause to be recorded the grant deed in favor of Seagate deposited with Escrow Holder by Arvida;
     (f) Deliver to Seagate a conformed copy of the grant deed deposited with Escrow Holder by Arvida and the bill of sale evidencing sale of the personal property listed in Exhibit "D," hereto; and
     (g) Deliver to the respective counsel for the parties listed in Section 5.03 hereof, copies of all documents and supplementary escrow instructions required by, or made pursuant to, this Agreement.
     Section 3.08.  Rights of Escrow Holder.
     (a) If the escrow established pursuant to Section 3.01 of this Agreement shall be the subject of or in any way involved in any litigation or controversy, the parties hereto shall jointly and severally hold Escrow Holder free and harmless from and against any loss or expense that may be suffered by it by reason of such litigation or controversy.
     (b) In the event conflicting demands are made or notices served upon Escrow Holder with respect to this escrow, the parties hereto expressly agree that Escrow Holder shall have the absolute right, at its election, to do either or both of the following:
          (1) Withhold and stop all further proceedings in, and performance of, the escrow; or
          (2) File a suit in interpleader and obtain an order from the court requiring the parties to interplead and litigate in such court their several claims and rights amongst themselves. In the event such interpleader suit is brought, Escrow Holder shall ipso facto be fully released and discharged from all obligations to further perform any and all duties or obligations imposed upon it by this Agreement.
     (c) Escrow Holder shall not be held liable for sufficiency or correctness of the form, manner of execution or validity of any instrument that may be deposited into the escrow, nor as to the identity, authority or rights of any person executing the same, or for failure to comply with any provisions of any agreement, contract or other instrument filed herein, and Escrow Holder's duties hereunder shall be limited to the safekeeping of such money, instruments, or other documents received by it as Escrow Holder, and for the disposition of same in accordance with the written instructions set forth herein and any supplementary escrow instructions executed by both parties hereto, and as accepted by Escrow Holder in the escrow.
     (d) Prior to the Closing Date or termination of this Agreement in accordance with the terms hereof, neither party shall have the right to withdraw the instruments or monies deposited by it with Escrow Holder, except as otherwise provided in this Agreement or in supplementary escrow instructions executed by both parties hereto.
     (e) The escrow instructions contained in this Agreement may be supplemented by any form instructions customarily used by Escrow Holder that are signed by both parties hereto, provided that in the event of conflict, this Agreement shall in all events control.
     Section 3.09. Closing Responsibilities of Escrow Holder. The parties hereto hereby designate Escrow Holder as the party responsible for closing the transaction contemplated by this Agreement and filing all required forms prepared by the parties hereto, if any, with the appropriate governmental authorities.
                          ARTICLE 4
  Representations, Warranties, Disclaimers and Disclosures
     Section 4.01. Representations and Warranties of Arvida. Except for the express representations of Arvida set forth in this Section 4.01, Seagate shall acquire the Property "As Is," and Arvida makes no representations or warranties with respect to such Property. Arvida hereby makes the following representations and warranties to Seagate, which are true and correct as of the date hereof and will remain so as of the Closing Date:
     (a) Arvida is a limited partnership duly organized and validly existing and in good standing in accordance with the laws of the State of Delaware, is authorized to do business in California and is possessed of all power and authority necessary to enter into and perform its obligations under this Agreement.
     (b) The persons whose signatures are affixed to this Agreement on behalf of Arvida have been duly authorized to execute this Agreement by Arvida.
     (c) The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by all necessary corporate action on behalf of Arvida. This Agreement has been fully and validly executed and delivered by or on behalf of Arvida and, assuming this Agreement has been duly authorized, executed and delivered by Seagate, constitutes the legal, valid and binding obligation of Arvida, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally, as well as principles of equity, regardless of whether the application of such principles is considered in a proceeding in equity or at law.
     (d) Arvida is not a "foreign person" within the meaning of Section 1445(f) of the Internal Revenue Code, and Arvida is exempt from withholding under California law due to the fact that Arvida resides or has a permanent place of business in California.
     (e) Except as otherwise set forth in Exhibit "F" of this Agreement, to Arvida's actual knowledge, without inquiry or investigation, and subject to any rights of ACI General Engineering Constructors to store various pieces of earthmoving equipment on the Property and Rancho Mission Viejo Company and/or Santa Margarita Company to graze cattle on the Property, which storage and grazing rights may survive the closing of this transaction, there are no leases or other occupancy agreements or options or rights of first refusal to purchase with any party which would affect the Property, or any portion thereof, subsequent to the Closing Date;
     (f) Except as otherwise set forth in Exhibits "E" and "F" of this Agreement, to Arvida's actual knowledge, without inquiry or investigation, there are no maintenance agreements, service contracts, construction contracts, repair orders or other similar agreements with any party which would affect the Property, or any portion thereof, subsequent to the Closing Date;
     (g) Seagate hereby acknowledges that (a) a number of persons have served as officers, directors, members, managers, employees, trustees, beneficiaries, attorneys and agents of Arvida, or of a Constituent Partner (as that term is defined in Section 5.02 of this Agreement) in Arvida, who may no longer serve in such capacity and who may or may no longer have any relationship or connection with Arvida, or a Constituent Partner in Arvida; (b) Arvida has reduced its workforce with respect to the Property to one (1) person; and (c) notices from insurance carriers of Arvida, governmental entities and authorities, potential adverse parties and others directed to Arvida may have been received by such persons and not reported to the present management of Arvida, in which case Arvida is unaware of such notices. Accordingly, the following representations and warranties of Arvida are based upon Arvida's actual knowledge, without inquiry or investigation, and Seagate hereby acknowledges that Arvida has not undertaken any inquiry of any present or former officer, director, member, manager, employee, trustee, beneficiary, attorney or agent of Arvida or any Constituent Partner in Arvida, or search of its mail logs, files and records to determine whether such notices were transmitted to or received by Arvida:
          (1) Arvida has not received any written notice from any of Arvida's insurance carriers of any material defects in or inadequacies of the Property, or any portion thereof;
          (2) There are no pending insurance claims with respect to the Property or any portion thereof;
          (3) Arvida has not received any written notice from any governmental authorities that eminent domain proceedings for the condemnation of the Property are pending;
          (4) Arvida has not received any written notice of any threatened or pending litigation against Arvida or the Property which would materially and adversely affect the Property;
          (5) Arvida has not received any written notice from any governmental authority that the improvements located on the Property are presently in violation of any applicable statute or ordinance;
          (6) Arvida has not received any written notice from any governmental authority that Arvida's use of the Property is presently in violation of any applicable zoning, land use or other law, order, ordinance, rule or regulation affecting the Property;
          (7) Except as disclosed in Section 4.04(b) of this Agreement, Arvida has not (1) received any written notice from any governmental authority that there has occurred any release (as defined in California Health and Safety Code sections 25320 and 25321) of Hazardous Substances (as hereinafter defined) located on or beneath the Property or that there has occurred any violation of any law, order, ordinance, rule or regulation relating to Hazardous Substances with respect to the Property; (2) been required by any governmental agency to undertake any remediation activity with respect to Hazardous Substances on the Property; and (3) used, handled, released, generated, produced, stored or transported upon the Property any Hazardous Substances other than standard office, household, pool, landscaping, other maintenance supplies, construction supplies and other such substances used in the ordinary course of business in usual and customary quantities. As used herein the term "Hazardous Substances" shall mean and include any and all toxic or hazardous substances, materials or wastes listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302), or which is a "Hazardous Substance" under California Health and Safety Code Section 25316, and in any and all amendments to any of the foregoing in effect as of the date hereof.
     The representations and warranties of Arvida set forth in this Section 4.01 shall survive the closing and delivery of documents specified in Section 3.07 of this Agreement until December 31, 1996, following which date they shall expire and be of no further force or effect.
     Section 4.02. Representations and Warranties of Seagate. Seagate hereby makes the following representations and warranties to Arvida, which are true and correct as of the date hereof and will remain so as of the Closing Date:
     (a) Seagate is a limited liability company duly organized and validly existing and in good standing in accordance with the laws of the State of California, is authorized to do business in California and is possessed of all power and authority necessary to enter into and perform its obligations under this Agreement.
     (b) The person whose signature is affixed to this Agreement on behalf of Seagate has been duly authorized to execute this Agreement by Seagate.
     (c) The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by all necessary corporate action on behalf of Seagate.
This Agreement has been fully and validly executed and delivered by or on behalf of Seagate and, assuming this Agreement has been duly authorized, executed and delivered by Arvida, constitutes the legal, valid and binding obligation of Seagate, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally, as well as principles of equity, regardless of whether the application of such principles is considered in a proceeding in equity or at law.
     Section 4.03. Disclaimer by Arvida. Other than the representations and warranties set forth in Section 4.01 of this Agreement, Arvida makes no representations or warranties regarding any aspect of the transaction contemplated by this Agreement, the status of title to the Property, or any liens and/or encumbrances thereon, the validity and authenticity of any documents and instruments inspected in contemplation of such transaction, whether provided to Seagate by Arvida or obtained independently by Seagate, the entitlements governing development of the Property, any other matter affecting the business, legal status and economic viability of the Property, the value of the Property, or the suitability of the Property for acquisition, investment or any other disposition by Seagate. Seagate hereby agrees that it has not relied on any representations or statements made by Arvida, its general partner or any of their officers, directors, employees, agents or attorneys regarding the Property or any aspect thereof in determining whether to enter into this transaction.
     Section 4.04. Disclosure by Arvida. Arvida hereby makes the following disclosures regarding the location and condition of the Property:
     (a) The property is, or may be, impacted by various regional elements. These include, but are not necessarily limited to: proximity to the Camp Pendleton Marine Corps facility, the San Onofre Nuclear Generating Station, the TRW Capistrano Test Facility, the Prima Deshecha Regional Park and Landfill, overflight from military and/or civilian aircraft from Tustin and El Toro Marine Corps Air Stations and Camp Pendleton, proximity to high voltage electrical transmission facilities, and the proposed Foothill Transportation Corridor. In addition, most properties throughout south Orange County, including the Property, are subject to various road and public facility impact fees and other conditions of development.
     (b) On January 11, 1990, the contents of a canister containing O-chlorobenzylidene malononitrile (Agent cs), which is designated an extremely hazardous substance in Title 22 California Code of Regulations of Section 66680, was spilled on the Property, contaminating an area of approximately 200 square feet at the location depicted on Exhibit "K," which is attached hereto, and by this reference incorporated herein. Such affected area was subjected to a decontamination process under the supervision of the Orange County Health Care Agency; however, no representation is made by Arvida as to the effectiveness of such decontamination process.
     Arvida makes no representations a) with regard to the severity of the impacts disclosed in the disclosures listed above, nor the degree to which such impacts will inhibit or prevent development of all or a portion of the Property or interfere with the quiet use and enjoyment of the Property; or b) whether such impacts are inclusive of all potential adverse impacts that may inhibit or prevent development of all or a portion of the Property or interfere with the quiet use and enjoyment of the Property. There may be additional adverse impacts as of the date of this Agreement. Seagate hereby acknowledges the disclosures listed above, and agrees that it is the duty of Seagate to thoroughly investigate the Property, including, but not limited to, an investigation of environmental/toxic contamination of the Property, the environs of the Property, and plans for development of surrounding properties, and determine what impacts, if any, may exist or potentially exist that could inhibit or prevent development of all or a portion of the Property or interfere with the quiet use and enjoyment of the Property.
                          ARTICLE 5
                        Miscellaneous
     SECTION 5.01. LIQUIDATED DAMAGES. IN THE EVENT SEAGATE DEFAULTS IN THE PERFORMANCE OF THIS AGREEMENT, THE PARTIES HERETO AGREE THAT ARVIDA SHALL BE RELEASED FROM ANY OBLIGATION TO SELL THE PROPERTY TO SEAGATE AND ARVIDA'S SOLE REMEDY SHALL BE TO RETAIN, AS LIQUIDATED DAMAGES, THE DEPOSIT PAID TO ESCROW HOLDER PURSUANT TO SECTION 2.04(a) OF THIS AGREEMENT. THE PARTIES HERETO FURTHER AGREE THAT THE AMOUNT OF LIQUIDATED DAMAGES ESTABLISHED BY THIS SECTION
5.01 IS A REASONABLE ESTIMATE, UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF EXECUTION OF THIS AGREEMENT, OF WHAT ARVIDA'S DAMAGES WOULD BE IN THE EVENT OF DEFAULT BY SEAGATE.
          INITIALED BY ARVIDA:  _________
          INITIALED BY SEAGATE:  ________

     Section 5.02. Non-Recourse. Notwithstanding anything to the contrary in this Agreement or in any other agreement, instrument or certificate delivered in connection herewith, neither Arvida, any present or future Constituent Partner in or agent of Arvida, nor any shareholder, officer, director, member, manager, employee, trustee, beneficiary or agent of any corporation or other entity that is or becomes a Constituent Partner in Arvida, shall be personally liable, directly or indirectly, under or in connection with this Agreement or any other agreement, instrument or certificate delivered in connection herewith, or any amendments or modifications to any of the foregoing made at any time or times; the recourse of Seagate and each of its successors and assigns under or in connection with this Agreement and such other agreements, instruments and certificates, and any such amendments or modifications, shall be limited to Arvida's interest in the Property only, and Seagate and each of its successors and assigns waive any such personal liability. As used in this Section 5.02, a "Constituent Partner" in Arvida means any direct partner in Arvida and any person or entity that is a partner in any partnership that, directly or indirectly through one or more other partnerships, is a partner in Arvida. This Section 5.02 shall survive the closing and delivery of documents specified in Section 3.07 of this Agreement and any termination of this Agreement.

     Section 5.03. Notices. Any notice, demand or document any party is required or may desire to give or deliver to or make upon any other party shall be in writing and delivered in person, given or made by commercial delivery service (such as Federal Express) or given or made by United States registered or certified mail, postage prepaid, return receipt requested, addressed to such party at its address set forth below, subject to the right of any party to designate a different address by notice similarly given.
Any notice, demand or document served personally shall be deemed delivered upon receipt, and if served by mail or commercial delivery service shall be deemed delivered on the date of receipt as shown by the addressee's registry or certification receipt or on the date receipt at the appropriate address is refused, as shown on the records or manifest of the U.S. Postal Service or commercial delivery service. The addresses for Arvida and Seagate are:

          For Arvida:              Arvida/JMB Partners, L.P.-
     II
                              26461 Crown Valley Pkwy.
                              Suite 100
                              Mission Viejo, CA  92691
                              Attention:  Mr. Glen Allen
                              (714) 367-8660

          With a copy to:          James Motta, President
     and
                              Chief Executive Officer
                              Arvida Company
                              7900 Glades Road
                              Boca Raton, FL  33434

                              (407) 479-1100

                              Arvida Company
                              7900 Glades Road
                              Boca Raton, FL  33434
                              Attention:  General Counsel
                              (407) 479-1100

                              Stephen A. Lovelette,
                         Treasurer
                              Arvida Company
                              c/o JMB Realty
                              900 North Michigan Avenue
                              Chicago, IL  60611-1575
                              (312) 440-4800

                              AND

                              Nossaman, Guthner, Knox &
     Elliott, LLP
                              18101 Von Karman Avenue
                              Suite 1800
                              Irvine, CA  92715
                              Attention:  Gregory W.
     Sanders, Esq.
                              (714) 833-7800

          For Seagate:             Seagate at San Clemente,
     LLC
                              c/o Phillips Development
     Company
                              18012 Skypark Circle
                              Irvine, CA  92714
                              Attention:  Bill Phillips
                              (714) 261-8820

          With a copy to:          Allen, Matkins, Leck,
     Gamble & Mallory
                              18400 Von Karman Avenue
                              Irvine, CA  92715
                              Attention:  John Gamble, Esq.
                              (714) 553-1313
     Section 5.04. Other Documents. The parties hereto shall cooperate in good faith to accomplish the objectives of this Agreement and to that end shall execute and deliver from time to time such other and further instruments and documents as may be necessary and convenient to the fulfillment of those purposes.
     Section 5.05. Effect of Invalidation. If any one or more of the provisions of this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality and unenforceability shall not affect the validity and enforceability of the other provisions hereof, and this Agreement shall be construed as though such invalid, illegal or unenforceable provision had never been contained herein.
     Section 5.06. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the matters set forth herein, supersedes all prior agreements, understandings and representations by or between the parties with respect thereto, and may not be modified, amended or terminated except by written agreement signed by the party against whom enforcement is sought.
     Section 5.07 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original and all of which together shall constitute one and the same agreement of the parties. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto, except having attached to it any such additional signature pages.
     Section 5.08. Captions. Captions of the Articles and Sections of this Agreement are for convenience only and shall not be considered or referred to in resolving questions of interpretation or construction.
     Section 5.09. Attorney's Fees. Should either or both of the parties hereto institute any action or proceeding in any court to enforce any provision(s) of this Agreement, the prevailing party shall be entitled to receive from the losing party reasonable attorneys' and expert witness fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment, and in any appeals, in such amount as the court determines is reasonable.
     Section 5.10. Governing Law. This Agreement and the transaction contemplated herein shall be governed by and construed under the laws of the State of California.
     Section 5.11. Time of the Essence. Time is of the essence of all matters set forth in this Agreement.
     Section 5.12. No Waiver. No waiver by any party of any breach by any other party of any provisions of this Agreement shall be effective unless in writing signed by the waiving party. No such waiver shall be deemed or construed to be a waiver of any subsequent or continuing breach of the same or any other provisions of this Agreement; nor shall any forbearance by any party from the exercise of a remedy for any such breach be deemed or construed to be a waiver by such party of any of its rights or remedies with respect to such breach.
     Section 5.13. Number and Gender. Masculine terms used in this Agreement shall include the feminine and vice versa; neuter terms shall include both masculine and feminine; and the singular shall include the plural and vice versa, whenever the context shall require it.
     Section 5.14. Assignment. No party shall have the right to assign this Agreement without the prior written consent of the other party, and any purported assignment without such consent shall be void and, at the option of any other party, shall constitute a material default; however, notwithstanding the foregoing, either party hereto may (a) assign its interest in this Agreement, including its rights, duties and obligations with respect thereto, subject only to the right of the nonassigning party to reasonably approve the creditworthiness and financial ability of the assignee and/or assignee's principals to perform the assigning party's obligations under this Agreement; or (b) assign its interest in this Agreement to an affiliated, subordinate or related entity, without regard to the creditworthiness or financial ability of such entity, so long as the assigning party remains principally liable for performance of the assignee's obligations under this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives, successors and assigns.
     Section 5.15. Calculation of Time. The time in which any act required or permitted by this Agreement is to be performed shall be determined by excluding the day upon which the event occurs from whence the time commences. If the last day upon which performance would otherwise be required or permitted is a Saturday, Sunday or holiday, then the time for performance shall be extended to the next day which is not a Saturday, Sunday or holiday.
     Section 5.16. Relationship. Nothing contained in this Agreement shall be deemed or construed by the parties or by any third person to create a relationship of principal and agent or partnership or a joint venture between Arvida and Seagate or between either or both of them and any third party.
     Section 5.17. Escrow Cancellation Charges. If the Escrow established pursuant to Section 3.01 of this Agreement fails to close by reason of Arvida's default hereunder, Arvida shall pay all escrow cancellation charges. If the escrow fails to close by reason of Seagate's default hereunder, Seagate shall pay for all escrow cancellation charges. If the escrow fails to close for any reason other than the foregoing, Arvida, on the one hand, and Seagate, on the other hand, shall each pay one-half of the escrow cancellation charges.
     Section 5.18. Representation by Attorney. Each party acknowledges that he or it has been represented by experienced and knowledgeable legal counsel in negotiating the form and contents of this Agreement.
     Section 5.19. Recitals Incorporated by Reference. The Recitals of this Agreement are incorporated herein by this reference and made a part of this Agreement.
     Section 5.20. Confidentiality. Prior to closing, this Agreement, and the provisions, terms and conditions hereof, shall not be disclosed to any third party without the consent of the nondisclosing party; provided, however, any party may disclose the existence of this Agreement and the provisions, terms and conditions hereof to such party's partners or investors, or when required to do so in order to comply with filing and/or reporting requirements of any governmental regulatory agency or any lawful order thereof.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
                    ARVIDA
                    Arvida/JMB Partners, L.P.-II
                    a Delaware limited partnership

                         By:  Arvida/JMB Managers-II, Inc.,
                              a Delaware corporation, its
                              General Partner
                              By:
               ____________________________
                                   Its:
               ______________________

                    SEAGATE
                    Seagate at San Clemente, LLC
                    a California limited liability company
                         By:  _________________________
                              Its: ___________________









     OC/960370014
                          EXHIBIT A

                      LEGAL DESCRIPTION
                          EXHIBIT B

                   FORM OF QUITCLAIM DEED
                          EXHIBIT C

            FORM OF NOTICE OF EXERCISE OF OPTION
                          EXHIBIT D

                SCHEDULE OF PERSONAL PROPERTY
                          EXHIBIT E

         SCHEDULE OF SUBDIVISION IMPROVEMENT BONDS,
      LETTERS OF CREDIT AND OTHER SECURITY INSTRUMENTS
                          EXHIBIT F

                  CONTRACTS AND AGREEMENTS
                          EXHIBIT G

                     PRELIMINARY REPORT
                          EXHIBIT H

                     FORM OF GRANT DEED
                          EXHIBIT I

                    FORM OF BILL OF SALE
                          EXHIBIT J

         FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
                          EXHIBIT K

                  MAP OF CONTAMINATED AREA